LifeVantage Corporation Plans to Initiate a Self-Tender Offer for up to $40,000,000 of its Common Stock
Salt Lake City, Utah, September 12, 2013 - LifeVantage Corporation (Nasdaq: LFVN), a company dedicated to helping people achieve healthy living through a combination of a compelling business opportunity and scientifically validated products, announced today that it intends to conduct a modified Dutch auction self-tender offer to repurchase up to $40,000,000 of its common stock at a price per share within a range to be determined prior to commencement of the tender offer. A modified Dutch auction tender offer allows shareholders to indicate how many shares and at what price within the Company's specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering shareholders, the Company will determine the lowest price per share within the range that will enable the Company to purchase $40,000,000 of its common stock, or a lesser amount if the offer is not fully subscribed. All shares repurchased by the Company in the tender offer will be purchased at the same price. The Company expects to enter into a new credit facility to fund the share purchases in the tender offer.
LifeVantage currently anticipates commencing the tender offer on or about September 24, 2013, but intends to make a further announcement prior to commencing the tender offer. The tender offer will be held open for at least twenty business days following its commencement, and tenders of shares must be made prior to the expiration of the tender offer period.
Shareholders will be able to obtain copies of the offer to purchase, related materials filed by the Company as part of the statement on Schedule TO and other documents filed with the Securities and Exchange Commission through the SEC's website at www.sec.gov without charge when these documents become available. Shareholders may also obtain a copy of these documents, as well as any other documents the Company has filed with the SEC, without charge, by contacting the Company or through the Company's website at www.lifevantage.com. Shareholders are urged to carefully read these materials, when available, prior to making any decision with respect to the offer.
Tender Offer Statement
The anticipated tender offer discussed in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the Company's common stock. The solicitation and offer to buy the Company's common stock will only be made pursuant to the offer to purchase and related materials that the Company will make available to its shareholders. Shareholders should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the various terms and conditions of the tender offer.
About LifeVantage Corporation
LifeVantage Corporation (Nasdaq:LFVN), a leader in Nrf2 science and the maker of Protandim®, the Nrf2 Synergizer® patented dietary supplement, TrueScience® Anti-Aging Cream and LifeVantage® Canine Health, is a science based network marketing company. LifeVantage is dedicated to visionary science that looks to transform wellness and anti-aging internally and externally with products that dramatically reduce oxidative stress at the cellular level. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah.
Forward Looking Statements
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates,” “look forward to” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements in this press release include, but are not limited to, statements about LifeVantage's plans and strategies relating to the anticipated tender offer and LifeVantage's ability to secure a new credit facility. Such forward-looking statements are not guarantees of performance and LifeVantage's actual results could differ materially from those contained in such statements. These forward-looking statements are based on LifeVantage's current expectations and beliefs concerning future events affecting LifeVantage and involve known and unknown risks and uncertainties that may cause LifeVantage's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the Company's inability to successfully expand its operations; the Company's inability to conform to government regulations in existing markets; the Company may not succeed in growing existing markets or opening new international markets; the Company may be unable to effectively manage its growth; the Company may experience disruptions in its information technology systems; the Company may become subject to claims as a result of its independent distributors failing to comply with its policies and procedures; if the Company introduces new products, those new products may not gain distributor or market acceptance; the Company may be adversely affected by international trade or foreign exchange restrictions, increased tariffs, foreign currency exchange; global economic conditions could deteriorate and affect the Company; the Company's significant dependence on a single product may adversely affect the Company; the Company may be unable to obtain high quality raw materials for its products; the Company may be unable to retain independent distributors or to attract new independent distributors on an ongoing basis; the Company may become subject to a product recall; the Company's dependence on third party manufacturers; the Company's network marketing activities are heavily regulated and may become the subject of actions from third parties and governmental agencies; the Company's direct selling program could be found to not be in compliance with current or newly adopted laws or regulations; the Company may become subject to unfavorable publicity; the Company may become involved in expensive and time consuming legal proceedings; the Company may become subject to an investigation or enforcement action by the federal trade commission; the Company may lose key personnel; and the Company's inability to protects its intellectual property. These and other risk factors are discussed in greater detail in LifeVantage's Annual Report on Form 10-K under the caption “Risk Factors,” and in other documents filed by LifeVantage from time to time with the SEC. LifeVantage cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to LifeVantage on the date hereof, and LifeVantage undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
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